Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MIPS TECHNOLOGIES, INC.

MIPS TECHNOLOGIES, INC., a Delaware corporation, hereby certifies as follows:

1.                                       The name of the corporation is MIPS Technologies, Inc. (the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) was June 8, 1992, the Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 30, 1998, and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 1, 1999.  The original name of the Corporation was MIPS Technologies, Inc.

2.                                       Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.  Pursuant to and in accordance with Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation was proposed by the directors of the Corporation and adopted by the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at a special meeting of the stockholders.

3.                                       The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I
Name

The name of the corporation is MIPS Technologies, Inc. (the “Corporation”).

ARTICLE II
Registered Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended.

ARTICLE IV
Capital Stock

Section 1.                                            (a)  The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 300,000,000 shares, of which (i) 250,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b)                                 Immediately upon effectiveness of this Certificate of Incorporation, each share of Class A Common Stock of the Corporation, par value $0.001 per share, and each share of Class B Common Stock of the Corporation, par value $0.001 per share, issued and outstanding immediately prior to such effectiveness, shall be changed into and reclassified as one share of Common Stock.

Section 2.                                            (a)  Each holder of Common Stock shall have one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors, for each share of Common Stock held of record by such holder as of the record date for such meeting. Except as otherwise required by law or provided in any resolution adopted by the Corporation’s Board of Directors (the “Board of Directors”) with respect to any series of Preferred Stock, the holders of shares of Common Stock will possess all voting power, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

(b)                                 Immediately upon effectiveness of this Certificate of Incorporation, each director of the Corporation who is currently classified as a Class A Director or a director elected by the holders of Class B Common Stock shall be reclassified as a “director” of the Corporation.

Section 3.                                            Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Section 4.                                            Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any vacancy in the office of a director, whether created by an increase in the number of directors, the death, resignation, disqualification or removal of a director or any other cause, shall be filled by the vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director on the Board of Directors.  Any director elected to fill any such vacancy shall hold office for the remainder of the full term of such directorship and until such director’s successor shall have been elected and qualified.

Section 5.                                            In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock.  For purposes of this Section 5, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding-up, whether voluntary or involuntary.

Section 6.                                            The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

Section 7.                                            No stockholder shall be entitled to exercise any right of cumulative voting.

Section 8.                                            The Preferred Stock may be issued, if so determined by the Board of Directors, either as a class without series or from time to time in one or more series and with such designation for such class or each issue of such class or each such series as may be adopted by the Board of Directors.  The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for such class or each such series:

(a)                                  Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(b)                                 The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(c)                                  Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(d)                                 The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(e)                                  The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(f)                                    Any other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of this Certificate of Incorporation (as it may be amended from time to time) and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Section 9.                                            All shares of Preferred Stock, if issued as a class without series, or all shares of the Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

ARTICLE V
Board of Directors

Section 1.                                            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation or by the By-laws of the Corporation.

Section 2.                                            The Board of Directors shall consist of not less than five (5) and not more than ten (10) directors, the exact number of directors to be determined by resolution of the Board.  The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one third of the total number of directors constituting the entire Board of Directors, as determined by the Board of Directors, and directors elected by a class of stock shall be divided as evenly as possible, as determined by the Board of Directors, among Class I, Class II and Class III.  The term of the initial Class I directors shall terminate on the date of the 1999 annual meeting of stockholders of the Corporation; the term of the initial Class II directors shall terminate on the date of the 2000 annual meeting of stockholders of the Corporation; and the term of the initial Class III directors shall terminate on the date of the 2001 annual meeting of stockholders of the Corporation.  Directors elected by a class of stock shall be divided as evenly as possible, as determined by the Board of Directors, among Class I, Class II and Class III.  At each annual meeting of stockholders, beginning with the 1999 annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors established pursuant to this Article V to maintain the number of directors in each class as nearly equal as possible.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Subject to the immediately preceding sentence, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (as it may be amended from time to time) or the resolution or resolutions adopted by the Board of Directors pursuant to Section 8 of Article IV, and such directors so elected shall not be divided into classes pursuant to this Section 2 of Article V unless expressly provided by such terms.

Section 3.                                            Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

Section 4.                                            The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of its directors and stockholders:

(a)                                  The By-laws of the Corporation may be altered, amended or repealed and new By-laws may be adopted by the affirmative vote of directors constituting not less than a majority of the total number of directors which the Corporation would have if there were no vacancies.

(b)                                 Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the By-laws of the Corporation, as amended and in effect from time to time.

(c)                                  Subject to any preferential rights of any outstanding series of Preferred Stock, any director may be removed from office, only with cause, by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.

ARTICLE VI
Stockholder Action

Section 1.                                            Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of such a meeting.

Section 2.                                            Unless otherwise prescribed by law and subject to any preferential rights of any outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the President or, at the request in writing of a majority of the members of the Board of Directors, any officer of the Corporation.  Any power of the stockholders of the Corporation to call a special meeting is specifically denied.

ARTICLE VII
Indemnification

Section 1.                                            Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, amounts paid or to be paid in settlement and excise taxes or penalties imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or (iii) similar matters) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to Section 2 of this Article VII) only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Section 1 of Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 of Article VII or otherwise.

Section 2.                                            If a claim the Corporation is obligated to pay under Section 1 of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the

Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim against the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not yet established that it meets the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.                                            The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 4.                                            The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.                                            The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions in this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.                                            If any part of this Article VII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.  Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII
By-Laws

Section 1.                                            The By-laws of the Company may be altered, amended or repealed and new By-laws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, entitled to vote thereat, or (ii) by the affirmative vote of directors constituting not less than a majority of the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE IX
Limitation on Liability of Directors

Section 1.                                            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE X
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, restate, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights of the stockholders herein are granted subject to this reservation.

This Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. (Wilmington, Delaware time), November 14, 2003.

IN WITNESS WHEREOF, MIPS TECHNOLOGIES, INC. has caused this certificate to be signed by John E. Bourgoin, its President and Chief Executive Officer on this 12th day of
November, 2003.

MIPS TECHNOLOGIES, INC.

By:	/s/ JOHN E. BOURGOIN

Name:	John E. Bourgoin

Title:	President and Chief Executive Officer